Exhibit 99.1

Monarch Community Bancorp, Inc. Announces Receipt of Preliminary United States Department of Treasury Approval of Recapitalization Plan.

COLDWATER, MICHIGAN, June 21, 2013 - Monarch Community Bancorp, Inc. (OTCQB:MCBF), the parent company of Monarch Community Bank, announced today that it has received written, preliminary approval from the United States Department of Treasury (Treasury) to retire Monarch’s Capital Purchase Program (CPP) preferred stock for 45% of the $6.785 million principal balance (approximately $3,053,250) plus 100% of the accrued and unpaid dividends thereon (approximately $1,440,858 as of September 30, 2013), subject to certain conditions, including the completion of Monarch’s previously announced $16.5 million private placement common stock offering. On May 7, 2013, the Company announced that it had engaged two well respected investment banking firms to co-lead the equity offering. On June 10, 2013, Monarch announced that its Board of Directors set the offering price at $2.00 per share.

The approval by Treasury of Monarch’s proposed CPP preferred stock retirement is preliminary in nature and is subject to the negotiation and execution of a definitive Securities Purchase Agreement between Monarch and Treasury. The offering is also contingent upon regulatory approvals and other conditions. The securities sold in the offering will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Monarch intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of Monarch, are generally identified by the use of words such as “believe,” “expect,” “intend,” “anticipate,” “estimate,” or “project” or similar expressions. Monarch’s ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of Monarch and the subsidiaries include, but are not limited to, changes in: interest rates; general economic conditions; legislative/regulatory changes; monetary and fiscal policies of the U.S. government, including policies of Treasury and the Federal Reserve Board; the quality and composition of the loan or securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in Monarch’s market areas; Monarch’s implementation of evolving technologies; and accounting principles, policies, and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

For additional information, visit Monarch Community Bancorp’s website at www.monarchcb.com.

Contacts: Richard J. DeVries, CEO (517) 279-3978	Rebecca S. Crabill, CFO (517) 279-3956